Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements:
1)	Registration Statement (Form S-3 No. 333-120692),

2)	Registration Statement (Form S-3 No. 333-150737);

3)	Registration Statement (Form S-3 No. 33-94782), 4) Registration Statement (Form S-3 No. 333-22211),

5)	Registration Statement (Form S-3 No. 333-43267),

6)	Registration Statement (Form S-3 No. 333-39282),

7)	Registration Statement (Form S-3 No. 333-65592), and

8)	Registration Statement (Form S-3 No. 333-125571);
and in the related prospectuses of our report dated February 26, 2008 (Except for Notes 2, 11, 12, and 13, as to which the date is December 15, 2008) with respect to the consolidated financial statements and schedule of Liberty Property Limited Partnership, included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
December 15, 2008